UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2025

Prelude Therapeutics Incorporated

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39527	81-1384762
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

175 Innovation Boulevard Wilmington, Delaware		19805
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 467-1280

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PRLD	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Permanent Chief Financial Officer

As previously disclosed on the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2024 (the “April 8-K”), as amended by the Current Report on Form 8-K/A filed with the SEC on May 16, 2024 (the “May 8-K” and together with the April 8-K, the “Prior 8-Ks”), the Board of Directors (the “Board”) of Prelude Therapeutics Incorporated (the “Company”) previously appointed Bryant D. Lim as the Company’s interim Chief Financial Officer, in addition to his roles as Chief Legal Officer and Corporate Secretary.

On February 3, 2025 (the “Effective Date”), the Board approved the appointment of Mr. Lim as the Company’s permanent Chief Financial Officer, effective as of the Effective Date. Mr. Lim will also continue to serve as the Company’s Chief Legal Officer and Corporate Secretary.

The information set forth under Item 5.02 of the Prior 8-Ks is incorporated herein by reference.

Employment Agreement with Bryant D. Lim

In connection with his appointment as permanent Chief Financial Officer, the Company and Mr. Lim have entered into an Amended Executive Employment Agreement (the “CFO Agreement”), which provides for the following compensation terms: a base annual salary of $483,000 (the “Base Salary”) and eligibility for a potential bonus of up to 40% of the Base Salary, the latter of which is discretionary based on objectives and milestones established by the Board and may be changed from time to time. The Compensation Committee of the Board also has approved an option for Mr. Lim to purchase 200,000 shares of the Company’s common stock (the “Option”), to be granted on or about the Effective Date. The Option will vest and become exercisable as to 1/4th of the shares subject to the Option on the first anniversary of the grant date and as to 1/48th of the remaining shares subject to the Option on each monthly anniversary thereafter, subject in each case to Mr. Lim’s continued service through the applicable vesting date. In addition, Mr. Lim shall be entitled to participate in all employee benefit programs offered by the Company to all of its employees, subject to the eligibility requirements and terms of such programs.

The CFO Agreement also provides for certain payments and benefits in the event of a termination of Mr. Lim’s employment under specific circumstances.

•
In the event of a termination by the Company without Cause, unrelated to a Change of Control (each as defined in the CFO Agreement), Mr. Lim would be entitled to the following benefits: (i) severance payment equal to nine months of his Base Salary and (ii) monthly COBRA premiums to continue coverage through the applicable period as specified in the CFO Agreement, subject to Mr. Lim’s eligibility and timely election for such continued coverage.

In the event of a termination without Cause or by Mr. Lim for Good Reason related to a Change of Control (as defined in the CFO Agreement), Mr. Lim would be entitled to the following benefits: (i) severance payment equal to twelve months of his Base Salary and (ii) monthly COBRA premiums to continue coverage through the applicable period as specified in the CFO Agreement, subject to Mr. Lim’s eligibility and timely election for such continued coverage. In either event, Mr. Lim’s benefits are contingent upon him remaining in compliance with the CFO Agreement and the Restrictive Covenant Agreement (as defined in the CFO Agreement).

Pursuant to the CFO Agreement, Mr. Lim has agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information and has agreed that work product or inventions developed or conceived by him while employed with the Company relating to its business is the Company’s property.

The foregoing description of the CFO Agreement is provided as a summary and is not complete, and such description is qualified in its entirety by reference to the CFO Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and is to be incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRELUDE THERAPEUTICS INCORPORATED

Date: February 5, 2025	By:	/s/ Krishna Vaddi
Krishna Vaddi, Ph.D.
Chief Executive Officer